Exhibit 23.1

Certified Public Accountants & Business Consultants
Bank of America Financial Center - 601 W. Riverside, Suite 1940 - Spokane, WA 99201-0611
509-838-5111 Fax: 509-838-5114 E-mail: wwpcpas@williams-webster.com

Board of Directors
First American Scientific Corp.
Vancouver, British Columbia, Canada

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our audit report dated July 11, 2003, on the financial statements of First American Scientific Corp. as of June 30, 2003 for the filing with and attachment to the Form S-8.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

December 10, 2003